Exhibit 4.35
Equity Disposition Agreement
This Equity Disposition Agreement (hereinafter “this Agreement”) is executed by and between the following parties on August 5, 2010:
Party A: Ku6 (Beijing) Technology Co., Ltd.
Address: Building 6, Zhengtong Shidai Chuangyi Center, Xibahe Xili No.18, Chaoyang
District, Beijing
Post Code: 100020
Party B: Dongxu Wang
ID Number: 310226751124032
Address: Room 301, Shangchen Road 1025-6, Pudong District, Shanghai
Party C: Shanghai Yisheng Network Technology Co., Ltd.
Address: C-6, No.2 Building, Longtian Road, Pudong District, Shanghai
Whereas:
1.	Party A is a legally and validly incorporated and existing wholly-owned foreign investment company in the People’s Republic of China (hereinafter “PRC” or “China”).

2.	Party C is a limited liability company incorporated and registered in PRC.

3.	Party B (hereinafter “the Grantor”) is the shareholders of Party C.

4.
Party A is granted the option by Party B to dispose Party B’s equity interest in Party C; to ensure the performance of this option, parties hereof conclude this Agreement based on the following terms and conditions:

1.	Grant of Option
1.1	Grant

The Parties agree that, as of the effectiveness date of this Agreement, Party A shall have an exclusive option to purchase or to have its designated third party to purchase all the equity interest of Party C held by the Grantor at a minimum price permitted by the PRC laws at any time when exercising the option, except Party A has already been informed and provided its written permission. Party A is granted the said option immediately after this Agreement is executed by the Parties and comes into effect. Upon being granted, the grant of option is irrevocable and cannot be changed during the effective term of this Agreement (including the extended period provided in Article 1.2 hereunder).

1.2	Term

This Agreement shall come into effect after being signed by the Parties as of the date first written above. The effective term of this Agreement shall be 20 years commencing from the effectiveness date of this Agreement. Before the expiration of the term, the Parties shall extend the term of this Agreement if Party A requires so and accordingly the Parties may separately conclude a new equity disposal agreement or may continue to perform this Agreement according to Party A’s requirement.

2.	Exercising the Option and Closing
2.1	Time for Exercising the Option
2.1.1	The Grantor agrees that, Party A can exercise part of or all the option under this Agreement at any time after this Agreement is signed and comes into effect, subject to the PRC laws.

2.1.2	The Grantor agrees that, there is no limitation on the frequency of Party A’s exercising of option, unless Party A has purchased and held all the equity interests of Party C owned by Party B.

2.1.3
The Grantor agrees that, Party A may designate a third party as its representative to exercise the option provided Party A has notified the Grantor of such third party in writing when exercising the option.

2.2	Consideration for Exercising the Option

The Grantor agrees that, all the consideration obtained by the Grantor arising from Party A’s exercising of option shall be legally transferred to any third party designated by Party A which is approved by Party A in writing.

2.3	Assignment

The Grantor agrees that, the option under this Agreement can be partially or wholly assigned by Party A to a third party without obtaining the Grantor’s prior consent. Under the said situation, the said third party shall become a party to this Agreement to exercise the option according to the conditions provided in this Agreement and to exercise or perform the rights and obligations of Party A under this Agreement.

2.4	Notice for Exercising the Option

If Party A is to exercise the option, it shall issue a written notice to the Grantor 10 working days prior to the Closing Date (as defined below), specifying the following terms:
2.4.1	The effective closing date (hereinafter “Closing Date”) related to the equity interests after exercising the option;

2.4.2	The name of the person who shall be registered as the holder of the equity interests after exercising the option;

2.4.3	The quantity and proportion of the equity interests purchased from the Grantor;

2.4.4	Consideration for exercising the option and the payment method;

2.4.5	Power of attorney (if Party A designates a third party to exercise the option on its behalf).
The Parties agree that, Party A may designate a third party at any time to exercise the option and to register the equity interests under the third party’s name.
2.5	Equity Transfer

At each time when Party A exercises the option and within 10 working days after receiving the notice for exercising the option issued by Party A according to Article 2.4 herein:
(1)
The Grantor shall procure Party C to promptly hold a shareholders’ meeting to adopt a resolution on approving the Grantor to transfer the equity to Party A and/or the third Party designated by Party A;

(2)	The Grantor and Party C ( or for the designated third party if applicable) shall sign an equity transfer agreement which shall be substantially consistent with the template attached as Annex 1 hereto;

(3)
Party B shall sign all other necessary contracts, agreements or documents, shall obtain all necessary governmental approvals and consents and shall take all necessary actions, for effectively transferring the equity, free of any encumbrances, to Party A and/or its designated third party. Party B shall ensure Party A and/or its designated third party to be registered as the owner of the transferred equity with the administration for industry and commerce, and shall submit to Party A and/or its designated third party all the latest business license, articles of association, approval (if applicable) and other relevant documents issued or registered by the PRC competent authorities, which shall reflect the alterations of Party C’s equity, directors, legal representative and other altered items.

3.	Representation and Warranty
3.1	The Grantor represents and warrant as follows:
3.1.1	They have complete rights and authorizations to sign and perform this Agreement.

3.1.2
Their performance of this Agreement and performance of any obligations under this Agreement do not go against any laws, regulations and other agreements binding on them, and do not need the government’s approval or authorization.

3.1.3	There is no any pending or existing litigation, arbitration or other judicial or administrative proceeding which may have substantial impact on the performance of this Agreement.

3.1.4	They have already disclosed any event which may have adverse impact on the performance of this Agreement to Party A.

3.1.5	They are not declared bankruptcy and have a sound and stable financial status.

3.1.6	There is no pledge, security, debt and other encumbrance set on Party C’s equity held by them, and such equity is free from third party’s claim.

3.1.7
Except the “Equity Pledge Agreement” signed between the Grantor and Party A, there is no pledge, debt and other encumbrance set on Party C’s equity held by them. In addition, they will not dispose the equity by transferring, donating, pledging it (or by other means) to the party other than Party A or its designated third party.

3.1.8	The option granted to Party A is exclusive and the Grantor shall not grant such option or the similar right to the party other than Party A or its designated third party by any means.

3.1.9
During the effective term of this Agreement, Party C’s business operation shall conform to the laws and regulations as well as other administrative rules and guidelines enacted by the competent governmental departments, and shall not violate any of the said rules which may result in a material adverse impact on the Company’s business operation or assets.

3.1.10
They shall maintain Party C’s existence based on the sound financial system, commercial operation standard and common practices. They shall deliberately and efficiently operate its business and conduct its transactions, shall ensure Party C keeping its license, permit and approval necessary for its business operation and shall ensure such license, permit and approval not to be canceled, revoked or invalidated.

3.1.11	Upon Party A’s requirement, they shall provide Party A all the documents related to Party C’s business operation and financial status.

3.1.12
Before Party A (or its designated third party) exercises the option and obtains all the equity or the rights and interests of Party C, Party C shall not conduct the following activities unless obtaining Party A’s written consent (or the written consent from its designated third party):

(a)
Sell, transfer, pledge and dispose of by any other means, any of its assets, business or income, or permit any encumbrance set thereon (except what occurs during the normal or daily operation or what has been already disclosed to Party A and approved by Party A in writing beforehand).

(b)
Conduct the transactions which will materially have adverse impact on its assets, liabilities, operation, equity and other legal rights (except the transaction which occurs during the normal or daily operation or which has already been disclosed to Party A and approved by Party A in writing beforehand).

(c)	Distribute the dividend and capital bonus to its shareholders by any means.

(d)
Bear, inherit, provide guarantee to, permit the existence of any debt, excluding (i) the debt generated during the normal or daily operation other than from the borrowing; or (ii) the debt which has already been disclosed to Party A and approved by Party A in writing beforehand).

(e)
Sign any major contract, excluding the contract concluded during the normal or daily operation (for the purpose herein, the contract shall been deemed as major contract if its contract value exceeds RMB 100,000).

(f)	Increase or decrease Party C’s registered capital or change the share structure by adopting shareholders’ resolution.

(g)	Supplement, modify or amend Party C’s articles of association in any form.

(h)	Merge or in alliance with any person, or buy out any person or invest in any person.
3.1.13
Before Party A (or its designated third party) exercises the option and obtains all the equity or the assets of Party C, Party B conducts the following activities unless obtaining Party A’s written consent (or the written consent from its designated third party):

(a)
Supplement, modify or amend Party C’s articles of association in any form, which will materially have adverse impact on Party C’s assets, liabilities, operations, equity and other legal rights (excluding increasing the registered capital at the same share proportion according to the legal requirements), or which may affect the effective performance of this Agreement as well as other agreements signed among Party A, Party B, and Party C..

(b)
Procure Party C to conduct the transactions which will materially have adverse impact on Party C’s assets, liabilities, operation, equity and other legal rights (except the transaction which occurs during the normal or daily operation or which has already been disclosed to Party A and approved by Party A in writing beforehand).

(c)	Procure Party C’s shareholders’ meeting to adopt a resolution to distribute the dividend and capital bonus.

(d)
Sell, transfer, mortgage and dispose of by any other means, any of the legal rights and interest of Party C’s equity, or permit any encumbrance set thereon at any time as of the effectiveness date of this Agreement.

(e)
Procure Party C’s shareholders’ meeting to approve the selling, transfer, mortgage and disposal by any other means of any of the legal rights and interest of Party C’s equity, or to permit any encumbrance set thereon.

(f)
Procure Party C’s shareholders’ meeting to approve Party C’s merge or alliance with any person, or Party C’s buyout of any person or Party C’s investment in any person, or Party C’s reorganization in any other forms.

(g)	Close its business of its own accord, liquidate or dissolve Party C
3.1.14	Before Party A (or its designated third party) exercises the option and obtains all the equity or the assets of Party C, Party B covenant that:
(a)
They will immediately inform Party A of any (or potential) litigation, arbitration or administrative proceeding involving the equity held by them, or any situation which may has adverse impact on such equity.

(b)
Procure Party C’s shareholders’ meeting to review and approve the equity transfer mentioned in this Agreement, procure Party C to amend its articles of association to reflect the equity is transferred from Party B to Party A and/or its designated third party and other alteration items mentioned in this Agreement, procure Party C to apply to the competent authority for approval (if required by law) and to handle the alteration registration at forth, and procure Party C to adopt a shareholders’ resolution to appoint the persons designated by Party A and/or its designated third party as the new directors and new representative.

(c)
To keep their legal and effective proprietary rights to the equity, sign all necessary or proper documents, take all necessary or proper actions, bring forward all necessary or proper claims, or necessarily and properly defend against all the claims.

(d)	Upon Party A’s request from time to time, immediately and unconditionally transfer the equity to its designated third party at any time.

(e)
Strictly abide by this Agreement and other agreements respectively or jointly signed by and among Party B and Party A, practicably perform all the obligations under the said agreements, and not to act or omit which will materially affect the validity and enforceability of the said agreements.

3.2	Covenant

The Grantor covenants to Party A that, the Grantor shall bear all the costs arising from the equity transfer and shall handle all the necessary formalities required for making Party A and/or its designated third party become the shareholder of Party C, including but not limited to, assist Party A to obtain all necessary approvals from the governmental departments on the equity transfer, submit the equity transfer agreement, shareholders’ resolution and other documents to the administration for industry and commerce, as well as amend the company’s articles of association, register of shareholders and other bylaws of the company.

3.3	Party B hereby represents and warrants to Party A on the execution date of this Agreement and on each closing date that:
(1)
They have the rights and capabilities to execute, deliver and perform this Agreement, and to execute and perform any equity transfer agreement (hereinafter “Transfer Agreement”) (to which they are the parties) for each transfer of equity. Once this Agreement or the Transfer Agreement to which they are the parties is signed, such agreement shall be legally and validly binding and enforceable on them.

(2)
The execution, delivery and performance of this Agreement or any Transfer Agreement will not (i) violate any PRC law; (ii) go against with their articles of association or other constitutional documents; (iii) contradict with any other contracts or documents which they are the parties to or which are binding on them; (iv)violate any applicable permit or approval granted to them and/or any effective conditions; or (v) lead to any applicable permit or approval granted to them being suspended, canceled or conditioned.

(3)	Party B have sound and marketable ownership to all Party C’s Equity. Party B does not set any encumbrance on the said Equity.

(4)	Party C does not have any outstanding debt, except (i) the debt generated from this normal operation and (ii) the debt already disclosed to Party A and approved by Party A in writing beforehand.

(5)	Party C abides by all applicable laws and regulations governing the purchase of equity and assets.

(6)	Currently, there is no ongoing or pending or potential litigation, arbitration or administrative proceeding in relation to the Equity, Party C’s assets or Party C.
4.	Special Terms

Party B covenants that, no matter whatever change occurs to the shareholding ratio of Party B in Party C in future, this Agreement shall be legally binding on Party B and shall be applicable to all the equities of Party C held by Party B by then.

5.	Tax

All the taxes imposed on the Parties arising from the performance of this Agreement shall be borne by the Parties on their own.

6.	Event of Default
6.1
If Party B or Party C breaches this Agreement or breaches any representation and warranty it makes in this Agreement, Party A may notify the breaching party in writing, requiring it to correct such breach within 10 days after receiving the notice, to take relevant measures to effectively and timely avoid any damages, and to continue to perform this Agreement. If there is any damage occurs, the breaching party shall make compensation to Party A to secure Party A to obtain all its deserved rights and interest arising from the performance of this agreement.

6.2
If Party B or Party C fails to rectify its breach of contract within 10 days after receiving the notice in accordance with Article 6.1, Party A is entitled to require the breaching party to compensate all the expenses, liabilities or losses (including but not limited to the payment or losses of the interest and attorney’s cost caused by such breach) incurred to Party A arising from such breach. In the mean time, Party A is entitled to implement the Equity Transfer Agreement attached as annex 1 hereto to make the equity held by Party B transferred to Party A and/or its designated third party.

7.	Applicable Law and Settlement of Dispute
7.1	Governing Law

This Agreement (including but not limited to its completion, performance, effectiveness and interpretation) shall be governed by the PRC law.

7.2	Friendly Negotiation

If there is any dispute arising from the interpretation or performance of this Agreement, the Parties shall first settle it through friendly negotiation or through mediation by a mediator. If the dispute cannot be settled through the said methods, either Party may submit such dispute to an arbitration commission for arbitration within 30 days after the said discussion commences.

7.3	Arbitration

Any dispute arising from this Agreement shall be submitted to Shanghai branch of China International Economic and Trade Arbitration Commission for arbitration in accordance with its then effective arbitral rules. The place of arbitration shall be in Shanghai. The arbitral award shall be final and binding on the Parties.

8.	Confidentiality
8.1
The content of this Agreement and annex thereof shall be confidential. Either Party shall not disclose any information of this Agreement to any third party (unless obtaining the prior written consents from the Parties). This article shall remain effective upon the termination of this Agreement.

8.2	Exception

If any confidential information is required to be disclosed according to the law, the court judgment, the arbitral award and the authority’s decision, then the disclosure of such information shall not be deemed as a breach of Article 8.1.

9.	Miscellaneous
9.1	Entire Agreement

The Parties herein confirm that this Agreement is a fair and reasonable agreement concluded and reached by the Parties based on equality and mutual benefits. This Agreement constitutes an entire agreement among the Parties in respect to the subject contained herein and supersedes all previous discussions, consultations and agreements concluded or reached among the Parties. This Agreement shall be amended by the Parties in writing. The annex of this Agreement shall be an integral part of this Agreement, which shall have the same legal effect.

9.2	Notice
9.2.1
The notice issued by the Parties for exercising or performing the rights and obligations under this Agreement shall be in writing and shall be delivered by courier, registered mail, prepaid mail, or other acceptable courier service or by fax to the address (es) below:

Party A: Ku6 (Beijing) Technology Co., Ltd.

Address: Building 6, Zhengtong Shidai Chuangyi Center, Xibahe Xili No.18, Chaoyang District, Beijing Post Code: 100020

Party B: Dongxu Wang ID Number: 310226751124032 Address: Room 301, Shangchen Road 1025-6, Pudong District, Shanghai

Party C: Shanghai Yisheng Network Technology Co., Ltd. Address: C-6,No.2 Building, Longtian Road, Pudong District, Shanghai

9.2.2	The notice and the letter shall be deemed as served under the following situations:

9.2.2.1
If by fax, it shall be deemed served on the date displayed on the fax; however, if the fax is delivered after 5 pm or in the weekends of the destination place, it shall be deemed served on the working day following the displayed date on the fax.

9.2.2.2	If by courier (including EMS), it shall be deemed served on the receiving date with the receiver’s signature.

9.2.2.3	If by registered mail, it shall be deemed served on the 15th day after the date written on the return receipt.
9.2.3	Legal Force

This Agreement shall be legally binding on all the Parties.
9.3	Language

This Agreement is written in Chinese and has 3 original copies.

9.4	Day and Working Days

For the purpose of this Agreement, the “day” mentioned herein shall refer to the calendar day; and the “working days” mentioned herein shall refer to Monday to Friday.

9.5	Heading

The heading in this Agreement is just for the convenience of reading, which shall not be used for the interpretation of this Agreement.

9.6	Supplementary Provision

As of issues not specified herein, parties hereof shall make settlement in accordance with the laws of People’s Republic of China.

[Signature Page of Equity Disposal Agreement]
Party A: Ku6 (Beijing) Technology Co., Ltd..
Legal Representative/Authorized Representative:
Date: August 5, 2010
Party B: Dongxu Wang
Date: August 5, 2010
Party C: Shanghai Yisheng Network Technology Co., Ltd.
Legal Representative/Authorized Representative:
Date: August 5, 2010

Annex 1: Equity Transfer Agreement
Equity Transfer Agreement
This Equity Transfer Agreement (hereinafter “this Agreement”) is executed by and between the following parties on [date] in Shagnhai:
Party A:
Address:
Party B: Dongxu Wang
ID Number: 310226751124032
Address: Room 301, Shangchen Road 1025-6, Pudong District, Shanghai
Party C: Shanghai Yisheng Network Technology Co., Ltd.
Address: C-6,No.2 Building, Longtian Road, Pudong District, Shanghai
For the purpose of this Agreement, Party A, Party B and Party C hereinafter individually as “the Party” and collectively as “the Parties”
Whereas
1.	Party A is an existing wholly-owned foreign investment company incorporated and registered in People’s Republic of China (hereinafter “PRC” or “China”).

2.	Party C is a domestic company and currently Party B hold 75% equity of Party C (hereinafter “the Equity”).

3.
Party B is willing to transfer part of or all the equity they hold in Party C to Party A and/or its designated third party at the time when Party A and/or its designated third party exercise the option, in accordance with the “Equity Disposal Agreement” signed with Party A on August 5, 2010; and Party A and/or its designated third party accept to purchase the said equity (hereinafter “the Equity Transfer”).

Therefore, through negotiations, the Parties agree as follows:
1.	Equity Transfer
1.1	Party B agrees to transfer the Equity to Party A and Party A accepts such transfer. After the transfer is completed, Party A shall hold 75% equity in Party C.

1.2	As for the consideration to the Equity Transfer, Party A shall pay RMB _____ to Party B in accordance with Article 2 hereunder.

1.3
Party B agrees to the Equity Transfer under this article and are willing to procure other shareholders of Party C to sign relevant shareholders’ resolution, waiver of preemptive right to purchase the Equity and other necessary documents and as well as help handling other necessary formalities required for the Equity Transfer.

1.4
Party B and Party C shall be jointly and separately responsible for taking all necessary actions, including but not limited to signing this Agreement, adopting the shareholders’ resolution and approving the articles of association, to make the Equity transferred from Party B to Party A, and shall be responsible for handling and completing all formalities in relation to the governmental approval or the registration of administration for industry and commerce within 10 working days after Party A issues the notice for exercising the option according to the “Equity Disposal Agreement”, to make Party A become the registered holder of such Equity.

2.	Payment of the Equity Transfer Price
2.1	Party A shall pay RMB [ ] to Party B within 5 working days after Party B completes all the governmental approval and registration formalities in relation to the Equity Transfer.

2.2	Party B shall provide a proper receipt voucher to Party A within 5 working days after receiving the payment provided in Article 2.1.
3.	Representation and Warranty
3.1	The Party to this Agreement represents and warrants as follows:
(a)
It is a legally incorporated and existing company or it is an individual with full capacity for civil conducts; and it has full right and competence to sign and perform this Agreement and bear other conditions required for realizing the purpose of this Agreement.

(b)
It has already taken or will take all necessary actions to properly and effectively to grant the rights to sign, deliver and perform this Agreement and all other documents in relation to the transactions under this agreement; and such execution, delivery and performance will not go against any applicable laws and rules and will not infringe any third party’s legal rights and interest.

3.2	Party B and Party C jointly and separately represent and warrant to Party A that:
(a)
Currently, Party B legally and effectively holds 100% equity of Party C; Party B’s obtaining and holding of such equity neither violate any applicable laws and rules nor infringe any third party’s legal rights and interest.

(b)
Party C is a duly incorporated and validly existing limited company in accordance with the PRC law, who has full legal capacity and full capacity for action, is entitled to possess, dispose and operate its assets and business and to carry out its ongoing or planed business activities. Party C has already obtained all the licenses, qualifications and completed all the governmental approval, permit, recordation or registration formalities, necessarily required for its business activities as provided in its business license.

(c)	Party C does not have any activities violating any applicable laws or governmental rules since its establishment.

(d)	There is no any encumbrance or other third party’s right set on the Party C’s equity held by Party B.

(e)	There is no any decision which may influence Party A’s execution of this Agreement, or documents or information in relation to Party C or its business, which is not disclosed or provided to Party A.

(f)
Before the Equity Transfer is completed, they will not, by act or omission, authorize or procure Party C, to issue or to commit to issue new shares which are beyond the shares already issued before the execution date of this Agreement; and they will not make any change to the structure of Party C’s registered capital or to Party C’s shareholder structure in any form.

4.	Effectiveness and Effective Term

This Agreement shall come into effect after being signed on the date first written above.

5.	Dispute Settlement

If there is any dispute arising from the interpretation and performance of this Agreement, the Parties shall first settle it through friendly negotiation in good faith. If the Parties fail to reach an agreement to settle the dispute within 30 days after one Party first requires settling it via negotiations, either Party may submits such dispute to Shanghai Branch of China International Economic and Trade Arbitration Commission for arbitration in accordance with its then effective arbitral rules. The place of arbitration shall be in Shanghai and the arbitration shall be conducted in Chinese. The arbitral award shall be final and binding on the Parties.

6.	Applicable Law

The effectiveness, interpretation and enforcement of this Agreement shall be governed by the PRC law.

7.	Amendment and Supplement

The Parties may amend or supplement this Agreement in writing. Any supplementary agreement or amendment to this Agreement properly signed by the Parties shall be an integral part of this Agreement, which shall have the same legal effect with this Agreement.

8.	Severability

If any provision of this Agreement becomes invalid or unenforceable due to its inconsistence with the applicable law, then such provision shall be invalid or unenforceable within the jurisdiction of the applicable law, without prejudice to the legal force of other provisions of this Agreement.

9.	Annex

Any annex of this Agreement shall be an integral part of this Agreement, which shall have the same legal effect with this Agreement.

10.	Miscellaneous
(1)	This Agreement is written in Chinese and has 3 original copies.

(2)	If Party A designates any third party to exercise the option, then “Party A” mentioned in this Agreement shall refer to “Party A and/or its designated third party” as the case may be.